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                                                                    EXHIBIT 4.6



                   CERTIFICATE OF DESIGNATION OF THE POWERS,
                    PREFERENCES AND RELATIVE, PARTICIPATING,
                    OPTIONAL AND OTHER SPECIAL RIGHTS OF 12%
                    SENIOR EXCHANGEABLE PREFERRED STOCK AND
              QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF


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                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

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                  Capstar Broadcasting Partners, Inc. (the "Corporation"), a
corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the board of directors of the Corporation (the "Board of Directors") by its Certificate of Incorporation, as amended (hereinafter referred to as the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, by unanimous written consent dated June 10, 1997, duly approved and adopted the following resolution (the "Resolution"):

                  RESOLVED, that, pursuant to the authority vested in the Board of Directors by its Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of 12% Senior Exchangeable Preferred Stock, par value $.01 per share, with a stated value of $100.00 per share, consisting initially of 2,500,000 shares, having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Resolution as follows:

                  (a) Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a class of Preferred Stock designated as the "12% Senior Exchangeable Preferred Stock". The number of shares constituting such class shall be 2,500,000, and are referred to as the "Exchangeable Preferred Stock." The liquidation preference of the Exchangeable Preferred Stock shall be $100.00 per share.

                  (b) Rank. The Exchangeable Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation, rank (i) senior to all classes of common stock of the Corporation and to each other


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class of Preferred Stock of the Corporation established hereafter by the Board of Directors, the terms of which expressly provide that it ranks junior to the Exchangeable Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to, together with all classes of common stock of the Corporation, as "Junior Stock"); (ii) subject to certain conditions, on a parity with each other class of Preferred Stock of the Corporation established hereafter by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Exchangeable Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (including, without limitation, Exchange Preferred Stock and collectively referred to as "Parity Stock"); and (iii) subject to certain conditions, junior to each class of Preferred Stock of the Corporation established after the date hereof by the Board of Directors, the terms of which expressly provide that such class will rank senior to the Exchangeable Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Senior Stock").

                    (c) Dividends.

                    (i) Beginning on the Issue Date, the Holders of the outstanding shares of Exchangeable Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, distributions in the form of cash dividends on each share of Exchangeable Preferred Stock, at a rate per annum equal to 12.0% of the liquidation preference per share of the Exchangeable Preferred Stock, payable semi-annually. In the event that, after July 1, 2002, cash dividends on the Exchangeable Preferred Stock are in arrears and unpaid for three or more semi-annual dividend periods (whether or not consecutive), holders of Exchangeable Preferred Stock shall be entitled to certain voting rights as provided in paragraph (f)(iv) below. All dividends shall be cumulative, whether or not earned or declared, on a daily basis from the Issue Date and shall be payable semi-annually in arrears on each Dividend Payment Date, commencing on January 1, 1998, to holders of record on the December 15 and June 15 immediately preceding the relevant Dividend Payment Date, provided that if any dividend (including Additional Dividends, if any) payable on any Dividend Payment Date on or before July 1, 2002 is not declared or paid in full in cash on such Dividend Payment Date, the amount payable as dividends on such Dividend Payment Date that is not paid in cash on such Dividend Payment Date shall be paid in additional whole shares of Exchangeable Preferred Stock (calculated by


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         dividing (x) the amount of the cash dividend payable to each holder of record of the Exchangeable Preferred Stock on the basis of all shares held of record by such holder, whether evidenced by one or more certificates, by (y) $100.00, with amounts in respect of any partial shares to be paid in cash by the Corporation) on such Dividend Payment Date and shall be deemed paid in full and shall not accumulate. Each dividend shall be payable to Holders of record of the Exchangeable Preferred Stock as they appear on the stock books of the Corporation on the Dividend Record Date immediately preceding the related Dividend Payment Date. Dividends shall cease to accumulate in respect of the Exchangeable Preferred Stock on the Exchange Date or on the date of their earlier redemption unless the Corporation shall have failed to issue the appropriate aggregate principal amount of Exchange
         Debentures in respect of the Exchangeable Preferred Stock on such Exchange Date or shall have failed to pay the relevant redemption price on the date fixed for redemption.

                   (ii) All dividends paid with respect to shares of the Exchangeable Preferred Stock pursuant to paragraph (c)(i) shall be paid pro rata to the Holders entitled thereto.

                  (iii) Nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Corporation to pay or set apart for payment, any dividends on shares of the Exchangeable Preferred Stock at any time.

                   (iv) Dividends on account of arrears for any past Dividend Period and dividends in connection with any optional redemption pursuant to paragraph (e)(i) may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders of record on such date, not more than forty-five (45) days prior to the payment thereof, as may be fixed by the Board of Directors.

                    (v) No full dividends may be declared by the Board of Directors or paid or funds set apart for the payment of dividends by the Corporation on any Parity Stock for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid (or are deemed declared and paid) in full or declared and, if payable in cash, a sum in cash sufficient for such payment is set apart for such payment on the Exchangeable Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such full dividends on such Parity Stock. If full dividends are not so paid, all dividends declared upon shares of the Exchangeable Preferred Stock and any other



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         Parity Stock shall be declared pro rata so that the amount of dividends declared per share on the Exchangeable Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the Exchangeable Preferred Stock and such Parity Stock bear to each other.

                  (vi) (A) Holders of shares of the Exchangeable Preferred Stock shall be entitled to receive the dividends provided for in paragraph (c)(i) hereof in preference to and in priority over any dividends upon any of the Junior Stock.

                  (B) So long as any share of the Exchangeable Preferred Stock is outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any of the Junior Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Stock whether in cash, obligations or shares of the Corporation or other property (other than dividends in Junior Stock to the holders of Junior Stock), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Stock or any such warrants, rights, calls or options unless full cumulative dividends determined in accordance herewith on the Exchangeable Preferred Stock have been paid (or are deemed paid) in full or declared and, if payable in cash, a sum in cash set apart sufficient for such payment on the Exchangeable Preferred Stock for all Dividend Periods terminating on or prior to the date of such dividends or payments on such Junior Stock.

                  (C) So long as any share of the Exchangeable Preferred Stock is outstanding, the Corporation shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Parity Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Parity Stock and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Parity Stock or any such warrants, rights, calls or options unless full cumulative dividends determined in accordance herewith on the Exchangeable Preferred Stock have been paid (or are deemed paid) in full.




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                  (vii) Dividends payable on the Exchangeable Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months. The amount of Additional Dividends will be determined consistent with the preceding sentence and by multiplying the applicable Additional Dividends by a fraction, the numerator of which is the number of days such rate was applicable during any Interest Period and the denominator of which is 360.

                  (viii) (A) If (1) the Corporation fails to file an Exchange Offer Registration Statement or a Shelf Registration Statement (in the circumstances described below) on or prior to 90 days after the Issue Date, (2) the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is not declared effective within 180 days after the Issue Date (or in the case of a Shelf Registration Statement required to be filed in response to a change in law or the applicable interpretations of the staff of the Commission, if later, within 45 days after publication of the change in law or interpretation), (3) the Exchange Offer is not consummated on or prior to 225 days after the Issue Date, or (4) the Shelf Registration Statement is filed and declared effective within 180 days after the Issue Date (or in the case of a Shelf Registration Statement required to be filed in response to a change in law or the applicable interpretations of the staff of the Commission, if later, within 45 days after publication of the change in law or interpretation) but shall thereafter cease to be effective (at any time that the Corporation is obligated to maintain the effectiveness thereof) without being succeeded within 90 days by an additional Exchange Offer Registration Statement or a Shelf Registration Statement filed and declared effective, then additional dividends (the "Additional Dividends") as liquidated damages shall become payable with respect to the Exchangeable Preferred Stock as set forth in paragraphs (B), (C) and (D) below, respectively.

                  (B) If the Exchange Offer Registration Statement, or, if required to be filed on behalf of any Holder, the Shelf Registration Statement is not filed within 90 days following the Issue Date, Additional Dividends shall accumulate on the Exchangeable Preferred Stock over and above the stated dividend rate at a rate of 0.5% per annum on the liquidation preference for the first 90 days commencing on the 91st day after the Issue Date, such Additional Dividends increasing by an additional 0.5% per annum on the liquidation preference at the beginning of each subsequent 90-day period.



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                  (C) If the Exchange Offer Registration Statement, or, if
         required to be filed on behalf of any Holder, the Shelf Registration Statement, is not declared effective within 180 days following the Issue Date, Additional Dividends shall accumulate on the Exchangeable Preferred Stock over and above the stated dividend rate at a rate of 0.5% per annum on the liquidation preference for the first 90 days commencing on the 181st day after the Issue Date, such Additional Dividends increasing by an additional 0.5% per annum on the liquidation preference at the beginning of each subsequent 90-day period.

                  (D) If (1) the Corporation has not exchanged all of the shares of Exchangeable Preferred Stock validly tendered in accordance with the terms of the Exchange Offer on or prior to 225 days after the Issue Date or (2) the Exchange Offer Registration Statement ceases to be effective at any time prior to the time that the Exchange Offer is consummated or (3) if applicable, the Shelf Registration Statement has been declared effective, if required to be filed on behalf of any Holder, and ceases to be effective at any time prior to the second anniversary of the Issue Date, unless all of the Exchangeable Preferred Stock registered thereunder has been sold thereunder or an additional Exchange Offer Registration Statement or Shelf Registration Statement has been filed and declared effective within 90 days of the date on which the Shelf Registration Statement ceases to be effective, then Additional Dividends shall accumulate on the Exchangeable Preferred Stock over and above the stated dividend rate at a rate of 0.5% per annum on the liquidation preference for the first 90 days commencing on (x) the 226th day after the Issue Date with respect to the Exchangeable Preferred Stock validly tendered and not exchanged by the Corporation, in the case of (1) above, or (y) the day the Exchange Offer Registration Statement ceases to be effective or usable for its intended purpose in the case of (2) above, or (z) the 90th day following the day such Shelf Registration Statement ceases to be effective in the case of (3) above, such Additional Dividends increasing by an additional 0.5% per annum on the liquidation preference at the beginning of each subsequent 90-day period.

                  (E) Notwithstanding paragraphs (A)-(D) of this paragraph (c), the Additional Dividends payable hereunder shall not exceed in the aggregate 1.0% per annum on the liquidation preference. In addition
         (1) upon the filing of the Exchange Offer Registration Statement or Shelf Registration Statement (in the case of paragraph (B) above), (2) upon the effectiveness of the Exchange Offer Registration Statement



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         or Shelf Registration Statement (in the case of paragraph (C) above), or (3) upon the exchange of Exchange Preferred Stock for the Exchangeable Preferred Stock tendered (in the case of paragraph (D)(1) above), or upon the effectiveness of the Exchange Offer Registration Statement that had ceased to remain effective (in the case of paragraph (D)(2) above), or upon the effectiveness of the Shelf Registration Statement that had ceased to remain effective (in the case of paragraph (D)(3) above), the dividend rate on the Exchangeable Preferred Stock shall revert to the dividend rate set forth in paragraph (c)(i) hereof and Additional Dividends on the Exchangeable Preferred Stock shall cease to accumulate or be payable.

                    (d) Liquidation Preference.

                    (i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Holders of shares of Exchangeable Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, an amount in cash equal to the liquidation preference for each share outstanding, plus, without duplication, an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding up) before any payment shall be made or any assets distributed to the holders of any of the Junior Stock, including, without limitation, common stock of the Corporation. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Exchangeable Preferred Stock and all other Parity Stock, then the holders of all such shares shall share equally and ratably in any such distribution of assets in proportion to the full liquidation preference to which each is entitled until such liquidation preferences are paid in full, and then in proportion to their respective amounts of accumulated but unpaid dividends. The holders of outstanding shares of Exchangeable Preferred Stock and all other Parity Stock shall not be entitled to any further participation in any distribution of assets of the Corporation after payment of the full amount of the liquidation preferences and accumulated and unpaid dividends to which such holders are entitled.




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                   (ii) For the purposes of this paragraph (d), neither the
         sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities shall be deemed to be a liquidation, dissolution or winding-up of the affairs of the Corporation.

                  (e) Redemption.

                  (i) Optional Redemption. (A) The Corporation may, at the option of the Board of Directors, redeem at any time on or after July 1, 2002, subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor, in whole or in part, in the manner provided for in paragraph (e)(iii) hereof, any or all of the shares of the Exchangeable Preferred Stock, at the redemption prices (expressed as a percentage of the liquidation preference) set forth below, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share to the Redemption Date (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Optional Redemption Price"), if redeemed during the 12-month period beginning July 1 of each of the years set forth below:

                  2002......................................106.000%
                  2003......................................104.800%
                  2004......................................103.600%
                  2005......................................102.400%
                  2006......................................101.200%
                  2007 and thereafter.......................100.000%

                  (B) In addition to the foregoing paragraph (e)(i)(A), prior to July 1, 2001, the Corporation may, at its option, use the net cash proceeds of one or more Public Equity Offerings or Major Asset Sales to redeem from any source of funds legally available therefor, in the manner provided for in paragraph (e)(iii) hereof, the Exchangeable Preferred Stock, in part, at a redemption price of 112.0% of the liquidation preference thereof; provided, however, that after any such redemption, there is outstanding at least $75.0 million in aggregate liquidation preference of Exchangeable Preferred Stock. Any such redemption shall be required to occur on or prior to one year after the receipt by the Corporation of the proceeds of each Public Equity Offering or Major Asset Sale.



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                  (C) In addition to the foregoing paragraphs (e)(i)(A), and
         (e)(i)(B), prior to July 1, 2002, upon the occurrence of a Change of Control, the Corporation will have the option to redeem the Exchangeable Preferred Stock in whole but not in part (a "Change of Control Redemption") at a redemption price equal to 100% of the liquidation preference thereof (the "Change of Control Redemption Price"), together with accumulated and unpaid dividends to the date of redemption plus the Applicable Premium. In order to effect a Change of Control Redemption, the Corporation must send a notice to each Holder, which notice shall govern the terms of the Change of Control Redemption, within 30 days following the date the Change of Control occurred, stating that the Corporation is effecting a Change of Control Redemption in lieu of a Change of Control Offer.

                  (ii) Mandatory Redemption. On July 1, 2009, the Corporation shall redeem (subject to the legal availability of funds therefor) in the manner provided for in paragraph (e)(iii) hereof, all of the shares of the Exchangeable Preferred Stock then outstanding at a redemption price equal to 100% of the liquidation preference per share, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share to the Redemption Date (including an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Mandatory Redemption Price").

                  (iii) Procedures for Redemption. (A) At least thirty (30) days and not more than sixty (60) days prior to the date fixed for any redemption of the Exchangeable Preferred Stock, the Corporation shall send written notice (the "Redemption Notice") by first class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Exchangeable Preferred Stock at such Holder's address as it appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Exchangeable Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

                           (1) whether the redemption is pursuant to paragraph
                  (e)(i)(A), (e)(i)(B),(e)(i)(D) or (e)(ii);




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                           (2) the Optional Redemption Price, the Mandatory
                  Redemption Price, the Change of Control Redemption
                  Price or the Cash Proceeds Redemption Price, as the case may be;

                           (3) whether all or less than all the outstanding
                  shares of the Exchangeable Preferred Stock are to be redeemed and the total number of shares of the Exchangeable Preferred Stock being redeemed;

                           (4) the date fixed for redemption;

                           (5) that the Holder is to surrender to the
                  Corporation, in the manner, at the place or places and at the price designated, his certificate or certificates representing the shares of Exchangeable Preferred Stock to be redeemed; and

                           (6) that dividends on the shares of the Exchangeable
                  Preferred Stock to be redeemed shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the Optional Redemption Price, the Mandatory Redemption Price, the Change of Control Redemption Price or the Cash Proceeds Redemption Price, as the case may be.

                  (B) Each Holder of Exchangeable Preferred Stock called for redemption shall surrender the certificate or certificates representing such shares of Exchangeable Preferred Stock to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Optional Redemption Price, Mandatory Redemption Price, the Change of Control Redemption Price or Cash Proceeds Redemption Price, as the case may be, for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                  (C) On and after the Redemption Date, unless the Corporation defaults in the payment in full of the applicable redemption price, dividends on the Exchangeable Preferred Stock called for redemption shall cease to accumulate, and all rights of the Holders of such shares shall terminate with respect thereto on the Redemption Date, other than the



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         right to receive the Optional Redemption Price, the Mandatory
         Redemption Price, the Change of Control Redemption Price or the Cash Proceeds Redemption Price, as the case may be, without interest; provided, however, that if a notice of redemption shall have been given as provided in paragraph (iii)(A) above and the funds necessary for redemption (including an amount in respect of all dividends that will accumulate to the Redemption Date) shall have been segregated and irrevocably set apart by the Corporation, in trust for the equal and ratable benefit of the Holders of the shares to be redeemed, then, at the close of business on the day on which such funds are segregated and set apart, the Holders of the shares to be redeemed shall cease to be stockholders of the Corporation and shall be entitled only to receive the Optional Redemption Price, the Mandatory Redemption Price, the Change of Control Redemption Price or the Cash Redemption Price, as the case may be, without interest.

                  (D) In the event of a redemption pursuant to paragraph
         (e)(i)(A) or (e)(i)(B) hereof of only a portion of the then outstanding shares of the Exchangeable Preferred Stock, the Corporation shall effect such redemption on a pro rata basis according to the number of shares held by each Holder of the Exchangeable Preferred Stock, except that the Corporation may redeem such shares held by Holders of fewer than 100 shares (or shares held by Holders who would hold less than 100 shares as a result of such redemption), as may be determined by the Corporation.

                    (f) Voting Rights.

                    (i) The Holders of Exchangeable Preferred Stock, except as otherwise required under Delaware law or as set forth in paragraphs
         (ii), (iii) and (iv) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.

                   (ii) (A) So long as any shares of the Exchangeable Preferred Stock are outstanding, the Corporation shall not authorize any class of Senior Stock without the affirmative vote or consent of Holders of at least a majority of the outstanding shares of Exchangeable Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.




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                  (B) So long as any shares of the Exchangeable Preferred
         Stock are outstanding, the Corporation shall not authorize any class of Parity Stock without the affirmative vote or consent of Holders of at least a majority of the then outstanding shares of Exchangeable Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting; provided, however, that no such vote or consent shall be necessary in connection with the authorization of the Exchange Preferred Stock with an aggregate number of authorized shares not to exceed the aggregate authorized number of shares of Exchangeable Preferred Stock.

                  (C) So long as any shares of the Exchangeable Preferred Stock are outstanding, the Corporation shall not amend this Certificate of Designation so as to affect the specified rights, preferences, privileges or voting rights of the Exchangeable Preferred Stock or to authorize the issuance of any additional shares of Exchangeable Preferred Stock without the affirmative vote or consent of Holders of at least a majority of the issued and outstanding shares of Exchangeable Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

                  (D) The Exchangeable Preferred Stock and the Exchange Preferred Stock shall vote on all matters as a single class.

                  (E) Prior to the exchange of Exchangeable Preferred Stock for Exchange Debentures, the Corporation shall not amend or modify the Indenture for the Exchange Debentures in the form as executed on the Issue Date (the "Indenture") (except as expressly provided therein in respect of amendments without the consent of Holders of Exchange Debentures) without the affirmative vote or consent of Holders of at least a majority of the shares of Exchangeable Preferred Stock then outstanding, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

                  (F) Except as set forth in paragraphs (f)(ii)(A), (f)(ii)(B) and (f)(ii)(C) above, (x) the creation, authorization or issuance of any shares of any Junior Stock, Parity Stock or Senior Stock, including the designation of a series thereof within the existing class of Exchangeable Preferred Stock, or (y) the increase or decrease in the amount of



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         authorized Capital Stock of any class, including any Preferred Stock, shall not require the consent of Holders of Exchangeable Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of shares of Exchangeable Preferred Stock.

                  (iii) Without the affirmative vote or consent of Holders of a majority of the issued and outstanding shares of Exchangeable Preferred Stock and any Parity Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, the Corporation shall not, in a single transaction or a series of related transactions, consolidate with or merge into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, another Person or adopt a plan of liquidation unless: (A) either (1) the Corporation is the surviving or continuing Person or (2) the Person (if other than the Corporation) formed by such consolidation or into which the Corporation is merged or the Person that acquires by conveyance, transfer or lease the properties and assets of the Corporation substantially as an entirety or in the case of a plan of liquidation, the Person to which assets of the Corporation have been transferred, shall be a corporation, partnership or trust organized and existing under the laws of the United States or any State thereof or the District of Columbia; (B) the Exchangeable Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting Person, having in respect of such successor, transferee or resulting Person the same powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Exchangeable Preferred Stock had immediately prior to such transaction; (C) immediately after giving effect to such transaction and the use of the proceeds therefrom (on a pro forma basis, including giving effect to any Indebtedness incurred or anticipated to be incurred in connection with such transaction), the Corporation (in the case of clause (1) of the foregoing clause
         (A)) or such Person (in the case of clause (2) of the foregoing clause
         (A)) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under paragraph (l)(i) hereof; (D) immediately after giving effect to such transactions, no Voting Rights Triggering Event shall have occurred or be continuing; and (E) the Corporation has delivered to the transfer agent for the Exchangeable Preferred Stock prior to the consummation of the proposed transaction an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the terms hereof and that all conditions precedent herein relating to such transaction have been satisfied.

                  For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or a series of related transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of the Corporation, the Capital Stock of which constitutes all or substantially all of the properties or assets of the Corporation, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Corporation. Notwithstanding the foregoing clauses (B) and (C), (1) any Subsidiary of the Corporation may consolidate with, merge into or transfer all or part of its properties and assets to the Corporation and (2) the Corporation may merge with a corporate Affiliate thereof incorporated solely for the purpose of reincorporating the Corporation in another jurisdiction in the United States to realize tax or other benefits.

                   (iv) (A) If (1) after July 1, 2002, cash dividends on the Exchangeable Preferred Stock are in arrears and unpaid for three or more Dividend Periods (whether or not consecutive) (a "Dividend Default"); (2) the Corporation fails to redeem all of the then outstanding shares of Exchangeable Preferred Stock on July 1, 2009 or otherwise fails to discharge any redemption obligation with respect to the Exchangeable Preferred Stock; (3) the Corporation fails to make a Change of Control Offer (whether pursuant to the terms of paragraph
         (h)(v) or otherwise) following a Change of Control if such Change of Control Offer is required by paragraph (h) hereof or fails to purchase shares of Exchangeable Preferred Stock from Holders who elect to have such shares purchased pursuant to the Change of Control Offer (unless, in either case, the Corporation has decided to effect a Change of Control Redemption in lieu of such Change of Control Offer pursuant to the terms of paragraph (e)(i)(D)); (4) the Corporation fails to make a Special Offer in accordance with the terms of paragraph (m) hereof or fails to comply with the provisions of paragraph (h)(v); (5) the Corporation breaches or violates any of the provisions set forth in any of paragraphs (l)(i), (l)(ii) or (l)(iii) hereof and the breach or violation continues for a period of 30 days or more after the Corporation receives notice thereof specifying the default from the Holders of at least 25% of the shares of Exchangeable Preferred Stock then outstanding; or (6) the Corporation fails to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of the Corporation or any Subsidiary of the Corporation, or the final stated maturity of any such Indebtedness is accelerated, if the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or that has been accelerated, aggregates $10,000,000 or more at any one time, in each case, after a 10-day period during which such default shall not have been cured or such acceleration rescinded, then in the case of any of clauses (1)-(6) the number of directors constituting the Board of Directors shall be adjusted by the number, if any, necessary to permit the Holders of Exchangeable Preferred Stock, voting separately and as one class (together with the holders of any Parity Stock having similar voting rights), to elect the lesser of two directors or 25% of the number of members constituting the Board of Directors. Each such event described in clauses (1), (2), (3), (4), (5) and (6) is a "Voting Rights Triggering Event." Holders of a majority of the issued and outstanding shares of Exchangeable Preferred Stock, voting separately and as one class (together with the holders of any Parity Stock having similar voting rights), shall have the exclusive right to elect the lesser of two directors or 25% of the number of members constituting the Board of Directors at a meeting therefor called upon occurrence of such Voting Rights Triggering Event, and at every subsequent meeting at which the terms of office of the directors so elected by the Holders of the Exchangeable Preferred Stock expire (other than as described in (f)(iv)(B) below). The voting rights provided herein shall be the exclusive remedy at law or in equity of the holders of the Exchangeable Preferred Stock for any Voting Rights Triggering Event.

                  (B) The right of the Holders of Exchangeable Preferred Stock voting separately and as one class (together with the holders of any Parity Stock then having similar rights) to elect members of the Board of Directors as set forth in subparagraph (f)(iv)(A) above shall continue until such time as (x) in the event such right arises due to a Dividend Default, all accumulated dividends that are in arrears on the Exchangeable Preferred Stock are paid in full in cash; and (y) in all other cases, the failure, breach or default giving rise to such Voting Rights Triggering Event is remedied or waived by the holders of at least a majority of the shares of Exchangeable Preferred Stock then outstanding and entitled to vote thereon, at which time (1) the special right of the Holders of Exchangeable Preferred Stock so to vote as a class for the election of directors and (2) the term of office of the directors elected by the Holders of the Exchangeable Preferred Stock shall each terminate and the directors elected by the holders of common stock shall constitute the entire Board of Directors. At any time after voting power to elect directors shall have become vested and be continuing in the Holders of Exchangeable Preferred Stock pursuant to paragraph (f)(iv) hereof, or if vacancies shall exist in the offices of directors elected by the Holders of Exchangeable Preferred Stock, a proper officer of the Corporation may, and upon the written request of the Holders of record of at least twenty-five percent (25%) of the shares of Exchangeable Preferred Stock then outstanding addressed to the secretary of the Corporation shall, call a special meeting of the Holders of Exchangeable Preferred Stock, for the purpose of electing the directors which such Holders are entitled to elect. If such meeting shall not be called by a proper officer of the Corporation within twenty (20) days after personal service of said written request upon the secretary of the Corporation, or within twenty (20) days after mailing the same within the United States by certified mail, addressed to the secretary of the Corporation at its principal executive offices, then the Holders of record of at least twenty-five percent (25%) of the outstanding shares of Exchangeable Preferred Stock may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by the Person so designated upon the notice required for the annual meetings of stockholders of the Corporation and shall be held at the place for holding the annual meetings of stockholders. Any Holder of Exchangeable Preferred Stock so designated shall have, and the Corporation shall provide, access to the lists of stockholders to be called pursuant to the provisions hereof.

                  (C) At any meeting held for the purpose of electing directors at which the Holders of Exchangeable Preferred Stock (and any Parity Stock having similar voting rights) shall have the right, voting together as a separate class, to elect directors as aforesaid, the presence in person or by proxy of the Holders of at least a majority of the outstanding shares of Exchangeable Preferred Stock (and any Parity Stock having similar voting rights) shall be required to constitute a quorum of such Exchangeable Preferred Stock.

                  (D) Any vacancy occurring in the office of a director elected by the Holders of Exchangeable Preferred Stock (and any Parity Stock having similar voting rights) may be filled by the remaining directors elected by the Holders of

         Exchangeable Preferred Stock and holders of such Parity Stock unless and until such vacancy shall be filled by the Holders of Senior Exchangeable Preferred Stock and holders of such Parity Stock.

                    (v) In any case in which the Holders of Exchangeable Preferred Stock shall be entitled to vote pursuant to this paragraph
         (f) or pursuant to Delaware law, each Holder of Exchangeable Preferred Stock entitled to vote with respect to such matter shall be entitled to one vote for each share of Exchangeable Preferred Stock held.

                    (g) Exchange.

                    (i) Requirements. The outstanding shares of Exchangeable Preferred Stock are exchangeable in whole but not in part, at the option of the Corporation and subject to the terms and conditions of the Credit Facility and the Notes Indenture at any time on any Dividend Payment Date for the Corporation's 12.0% Subordinated Exchange Debentures due 2009 (the "Exchange Debentures") to be substantially in the form of Exhibit A to the form of Indenture, a copy of which is on file with the secretary of the Corporation, provided that any such exchange may only be made if on or prior to the date of such exchange (i) the Corporation has paid (or is deemed to have paid) all accumulated dividends on the Exchangeable Preferred Stock (including the dividends payable on the date of exchange) and there shall be no contractual impediment to such exchange; (ii) there shall be funds legally available sufficient therefor; and (iii) immediately after giving effect to such exchange, no default or event of default (each as defined in the Indenture) would exist under the Indenture and no default or event of default would exist under the Credit Facility. The exchange rate shall be $1.00 principal amount of Exchange Debentures for each $1.00 of liquidation preference of Exchangeable Preferred Stock, including, to the extent necessary, Exchange Debentures in principal amounts less than $1,000, provided that the Corporation shall have the right, at its option, to pay cash in an amount equal to the principal amount of that portion of any Exchange Debenture that is not an integral multiple of $1,000 instead of delivering an Exchange Debenture in a denomination of less than $1,000.

                   (ii) Procedure for Exchange. (A) At least thirty (30) days and not more than sixty (60) days prior to the date fixed for exchange, the Corporation shall send written notice (the "Exchange Notice") by first-class mail, postage prepaid, to each Holder of record on the record date fixed for such exchange of the Exchangeable Preferred Stock at such Holder's address as the same appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the exchange of any shares of Exchangeable Preferred Stock to be exchanged except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Exchange Notice shall state:

                           (1) the date fixed for exchange;

                           (2) that the Holder is to surrender to the
                  Corporation, in the manner and at the place or places designated, his certificate or certificates representing the shares of Exchangeable Preferred Stock to be exchanged;

                           (3) that dividends on the shares of Exchangeable
                  Preferred Stock to be exchanged shall cease to accrue on such Exchange Date whether or not certificates for shares of Exchangeable Preferred Stock are surrendered for exchange on such Exchange Date unless the corporation shall default in the delivery of Exchange Debentures; and

                           (4) that interest on the Exchange Debentures shall
                  accrue from the Exchange Date whether or not certificates for shares of Exchangeable Preferred Stock are surrendered for exchange on such Exchange Date.

                  (B) On or before the Exchange Date, each Holder of Exchangeable Preferred Stock shall surrender the certificate or certificates representing such shares of Exchangeable Preferred Stock, in the manner and at the place designated in the Exchange Notice. The Corporation shall cause the Exchange Debentures to be executed on the Exchange Date and, upon surrender in accordance with the Exchange Notice of the certificates for any shares of Exchangeable Preferred Stock so exchanged, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), such shares shall be exchanged by the Corporation into Exchange Debentures. The Corporation shall pay interest on the Exchange Debentures at the rate and on the dates specified therein from the Exchange Date.

                  (C) If notice has been mailed as aforesaid, and if before the Exchange Date specified in such notice (1) the Indenture shall have been duly executed and delivered by the

         Corporation and the trustee thereunder and (2) all Exchange Debentures necessary for such exchange shall have been duly executed by the Corporation and delivered to the trustee under the Indenture with irrevocable instructions to authenticate the Exchange Debentures necessary for such exchange, then the rights of the Holders of Exchangeable Preferred Stock so exchanged as stockholders of the Corporation shall cease (except the right to receive Exchange Debentures, an amount in cash, to the extent applicable, equal to the amount of accrued and unpaid dividends to the Exchange Date and, if the Corporation so elects, cash in lieu of any Exchange Debenture that is in a principal amount that is not an integral multiple of $1,000), and the Person or Persons entitled to receive the Exchange Debentures issuable upon exchange shall be treated for all purposes as the registered holder or holders of such Exchange Debentures as of the Exchange Date.

                  (iii) No Exchange in Certain Cases. Notwithstanding the foregoing provisions of this paragraph (g), the Corporation shall not be entitled to exchange the Exchangeable Preferred Stock for Exchange Debentures if such exchange, or any term or provision of the Indenture or the Exchange Debentures, or the performance of the Corporation's obligations under the Indenture or the Exchange Debentures, shall materially violate or conflict with any applicable law or agreement or instrument then binding on the Corporation or if, at the time of such exchange, the Corporation is insolvent or if it would be rendered insolvent by such exchange.

                    (h) Change of Control.

                    (i) In the event of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Corporation shall notify the Holders of the Exchangeable Preferred Stock in writing of such occurrence and shall make an offer to purchase (the "Change of Control Offer") all then outstanding shares of Exchangeable Preferred Stock at a purchase price equal to 101% of the liquidation preference thereof, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share to the Change of Control Payment Date (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Change of Control Payment Date to the Change of Control Payment Date).


                   (ii) Within 30 days following the Change of Control Date, the Corporation shall send, by first class mail, postage prepaid, a notice to each Holder of Exchangeable Preferred Stock at such Holder's address as it appears on the stock books of the Corporation, which notice shall govern the terms of the Change of Control Offer. The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Exchangeable Preferred Stock pursuant to the Change of Control Offer. Such notice shall state:

                           (A) that a Change of Control has occurred, that the
                  Change of Control Offer is being made pursuant to this paragraph (h) and that all Exchangeable Preferred Stock validly tendered and not withdrawn will be accepted for payment;

                           (B) the purchase price (including the amount of
                  accrued dividends, if any) and the purchase date (which shall be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law) (the "Change of Control Payment Date");

                           (C) that any shares of Exchangeable Preferred
                  Stock not tendered will continue to accrue dividends;

                           (D) that, unless the Corporation defaults in making
                  payment therefor, any share of Exchangeable Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accrue dividends after the Change of Control Payment Date;

                           (E) that Holders electing to have any shares of
                  Exchangeable Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender the certificate or certificates representing such shares, properly endorsed for transfer, together with such customary documents as the Corporation and the transfer agent may reasonably require, in the manner and at the place specified in the notice prior to the close of business on the Business Day prior to the Change of Control Payment Date;

                           (F) that Holders will be entitled to withdraw their
                  election if the Corporation receives, not later than five Business Days prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the number of shares of Exchangeable Preferred Stock the Holder delivered for purchase and a statement that such

                  Holder is withdrawing his election to have such shares of Exchangeable Preferred Stock purchased;

                           (G) that Holders whose shares of Exchangeable
                  Preferred Stock are purchased only in part will be issued a new certificate representing the unpurchased shares of Exchangeable Preferred Stock; and

                           (H) the circumstances and relevant facts regarding
                  such Change of Control.

                  (iii) The Corporation will comply with any securities laws and regulations, to the extent such laws and regulations are applicable to the repurchase of the Exchangeable Preferred Stock in connection with a Change of Control Offer.

                   (iv) On the Change of Control Payment Date the Corporation shall (A) accept for payment the shares of Exchangeable Preferred Stock validly tendered pursuant to the Change of Control Offer, (B) pay to the Holders of shares so accepted the purchase price therefor in cash and (C) cancel and retire each surrendered certificate. Unless the Corporation defaults in the payment for the shares of Exchangeable Preferred Stock tendered pursuant to the Change of Control Offer, dividends will cease to accrue with respect to the shares of Exchangeable Preferred Stock tendered and all rights of Holders of such tendered shares will terminate, except for the right to receive payment therefor, on the Change of Control Payment Date.

                    (v) If the purchase of the Exchangeable Preferred Stock would violate or constitute a default under the Credit Facility, the Notes Indenture or other Indebtedness of the Corporation, then, notwithstanding anything to the contrary contained above, prior to complying with the foregoing provisions, but in any event within 30 days following the Change of Control Date, the Corporation shall, to the extent needed to permit such purchase of Exchangeable Preferred Stock, either (A) repay in full all such Indebtedness and terminate all commitments outstanding thereunder or (B) obtain the requisite consents, if any, under the Credit Facility, the Notes Indenture, or other Indebtedness required to permit the repurchase of Exchangeable Preferred Stock required by this paragraph (h). Until the requirements of the immediately preceding sentence are satisfied, the Corporation shall not make, and shall not be obligated to make, any Change of Control Offer.

                  (vi) Paragraphs (i)-(v) of this paragraph (h) notwithstanding, the Corporation shall not be required to make a Change of Control Offer if, instead, the Corporation elects to effect a Change of Control Redemption pursuant to the provisions of and in compliance with paragraph (e)(i)(D) hereof.

                  (i) Conversion or Exchange. The Holders of shares of Exchangeable Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Corporation.

                  (j) Reissuance of Exchangeable Preferred Stock. Shares of Exchangeable Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock, provided that any issuance or reissuance of such shares as Exchangeable Preferred Stock must be in compliance with the terms hereof.

                  (k) Business Day. If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

                  (l) Certain Additional Provisions.

                  (i) Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock of Subsidiaries. The Corporation shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (other than Permitted Indebtedness), and the Corporation's Subsidiaries will not issue any Preferred Stock (except Preferred Stock issued to the Corporation or a Wholly Owned Subsidiary of the Corporation); provided, however, that the Corporation and its Subsidiaries may incur Indebtedness and the Corporation's Subsidiaries may issue shares of Preferred Stock if, in either case, the Corporation's Leverage Ratio at the time of incurrence of such Indebtedness or the issuance of such Preferred Stock, as the case may be, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom is less than 7.0 to 1.

                   (ii) Limitation on Restricted Payments. (A) Neither the Corporation nor any of its Subsidiaries shall, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment and immediately after giving effect thereto:

                           (1) any Voting Rights Triggering Event shall have
                  occurred and be continuing at the time of or after giving effect to such Restricted Payment; or

                           (2) the Corporation is not able to incur $1.00 of
                  additional Indebtedness (other than Permitted Indebtedness) in compliance with paragraph (l)(i) hereof; or

                           (3) the aggregate amount of Restricted Payments made
                  subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined by the Board of Directors in good faith) exceeds the sum of (I) (x) 100% of the aggregate Consolidated EBITDA of the Corporation (or, in the event such Consolidated EBITDA shall be a deficit, minus 100% of such deficit) accrued subsequent to the Issue Date to the most recent date for which financial information is available to the Corporation, taken as one accounting period, less (y) 1.4 times Consolidated Interest Expense for the same period, plus
                  (II) 100% of the aggregate net proceeds, including the fair market value of property other than cash as determined by the Board of Directors in good faith, received by the Corporation from any Person (other than a Subsidiary of the Corporation) from the issuance and sale on or subsequent to the Issue Date of Qualified Capital Stock of the Corporation (excluding (i) any net proceeds from issuances and sales financed directly or indirectly using funds borrowed from the Corporation or any Subsidiary of the Corporation, until and to the extent such borrowing is repaid, but including the proceeds from the issuance and sale of any securities convertible into or exchangeable for Qualified Capital Stock to the extent such securities are so converted or exchanged and including any additional proceeds received by the Corporation upon such conversion or exchange and (ii) any net proceeds received from issuances and sales that are used to consummate a transaction described in clause (2) of paragraph (ii)(B) below), plus (iii) without duplication of any amount included in clause (3)(II) above, 100% of the aggregate net proceeds, including the fair market value of property other than cash

                  (valued as provided in clause (3)(II) above), received by the Corporation as a capital contribution on or after the Issue Date, plus (iv) the amount equal to the net reduction in Investments (other than Permitted Investments) made by the Corporation or any of its Subsidiaries in any Person resulting from (i) repurchases or redemptions of such Investments by such Person, proceeds realized upon the sale of such Investment to an unaffiliated purchaser and repayments of loans or advances or other transfers of assets by such Person to the Corporation or any Subsidiary of the Corporation or (ii) the redesignation of Unrestricted Subsidiaries as Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Subsidiary, the amount of Investments previously made by the Corporation or any Subsidiary of the Corporation in such Unrestricted Subsidiary, which amount was included in the calculation of Restricted Payments; provided, however, that no amount shall be included under this clause (iv) to the extent it is already included in Consolidated EBITDA, plus (v) the aggregate net cash proceeds received by a Person in consideration for the issuance of such Person's Capital Stock (other than Disqualified Capital Stock) that are held by such Person at the time such Person is merged with and into the Corporation in accordance with paragraph (f)(iii) subsequent to the Issue Date; provided, however, that concurrently with or immediately following such merger the Corporation uses an amount equal to such net cash proceeds to redeem or repurchase the Corporation's Capital Stock, plus
                  (vi) $5,000,000.

                  (B) Notwithstanding the foregoing, these provisions will not prohibit: (1) the payment of any dividend or the making of any distribution within 60 days after the date of its declaration if such dividend or distribution would have been permitted on the date of declaration; (2) the purchase, redemption or other acquisition or retirement of any Capital Stock of the Corporation or any warrants, options or other rights to acquire shares of any class of such Capital Stock either (x) solely in exchange for shares of Qualified Capital Stock or other rights to acquire Qualified Capital Stock or (y) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Corporation) of shares of Qualified Capital Stock or warrants, options or other rights to acquire Qualified Capital Stock or (z) in the case of Disqualified Capital Stock, solely in exchange for, or through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Corporation) of, Disqualified Capital Stock that has a redemption date no earlier than, and requires the payment of current dividends or distributions in cash no earlier than, in each case, the Disqualified Capital Stock being purchased, redeemed or otherwise acquired or retired; (3) payments by the Corporation to repurchase Capital Stock or other securities of the Corporation, Capstar Broadcasting or any corporation that, directly or indirectly, owns all of the common stock of Capstar Broadcasting from employees of the Corporation or any such other corporation in an aggregate amount not to exceed $5,000,000; (4) payments to enable the Corporation or any such other corporation to redeem or repurchase stock purchase or similar rights in an aggregate amount not to exceed $500,000; (5) payments, not to exceed $100,000 in the aggregate, to enable the Corporation to make cash payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock; (6) payments made pursuant to any merger, consolidation or sale of assets effected in accordance with paragraph (f)(iii) hereof; provided, however, that no such payment may be made pursuant to this clause (6) unless, after giving effect to such transaction (and the incurrence of any Indebtedness in connection therewith and the use of the proceeds thereof), the Corporation would be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with paragraph (1)(i) hereof such that after incurring that $1.00 of additional Indebtedness, the Leverage Ratio would be less than 6.0 to 1; and (7) the payments of dividends on the Corporation's common stock after an initial public offering of common stock of the Corporation, Capstar Broadcasting or any corporation that, directly or indirectly, owns all of the common stock of Capstar Broadcasting in an annual amount not to exceed 6.0% of the gross proceeds (before deducting underwriting discounts and commissions and other fees and expenses of the offering) received by the Corporation (through a capital contribution or otherwise) from shares of common stock sold for the account of the Corporation or any such other corporation (and not for the account of any stockholder) in such initial public offering; provided, however, that in the case of clauses (3), (4),
         (5), (6) and (7), no Voting Rights Triggering Event shall have occurred or be continuing at the time of such payment or as a result thereof. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date, amounts expended pursuant to clauses (1), (3), (4), (5), (6) and (7) shall be included in such calculation.

                  (iii) Reports. So long as any shares of Exchangeable Preferred Stock are outstanding, the Corporation will provide to the holders of Exchangeable Preferred Stock and file with the Commission copies of the annual reports and of the information, documents and other reports that the Corporation would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act regardless of whether the Corporation is then obligated to file such reports.

                  (m) Escrow of Proceeds; Special Offer.

                  (i) General. On the Issue Date, the Corporation's obligations on the Exchangeable Preferred Stock shall consist of (1) the obligation to pay dividends on the Exchangeable Preferred Stock and to pay $5,250,000 of the liquidation preference of the Exchangeable Preferred Stock, plus one percent of the liquidation preference of the Exchangeable Preferred Stock in the event of a Change of Control Offer, as otherwise set forth herein, and (2) the obligation to make a Special Offer. The Corporation shall have no obligation to make payment on the Exchangeable Preferred Stock except as described above until the Escrow Funds are no longer held in the Escrow Account for the benefit of the Holders, and the Holders of the Exchangeable Preferred Stock may look only to the Escrow Funds for payment of additional amounts until such time.

                  (ii) Escrow of Proceeds. (A) On the Issue Date, $94,750,000 of the proceeds of the offering of the Exchangeable Preferred Stock is being deposited into an account (the "Escrow Account") with the Escrow Agent. The amount deposited in the Escrow Account shall be invested and released in accordance with the express provisions of the Escrow Agreement. Notwithstanding anything herein or therein to the contrary, the Escrow Funds shall not be released if a default or event of default exists or would result from the release of such Escrow Funds under the Indenture, the Credit Facility or any other Indebtedness of the Corporation or its Subsidiaries with an aggregate principal amount outstanding of $10,000,000 or more. Prior to the release of Escrow Funds, the Corporation shall deliver to the Escrow Agent an Officers' Certificate certifying that all conditions to the release of such funds have been satisfied.

                  (B) The Corporation and the Escrow Agent (on its own behalf and on behalf of the Holders) hereby acknowledge and agree that, until the Escrow Funds are released by the Escrow Agent in accordance with the Escrow Agreement, the Escrow Funds shall be the property and assets of the Holders and not the Corporation and that the distribution, and rights to possession, of the

Escrow Funds shall in all respects be governed by and subject to the terms and conditions of the Escrow Agreement and this Certificate of Designation. In order to secure the full and punctual payment and performance of the Corporation's obligation to offer to purchase Exchangeable Preferred Stock in the event a Special Offer is required to be made in accordance with paragraph
(iii) of this paragraph (m), the Corporation hereby grants to the Holders a first priority and continuing security interest in and to all of the right, title and interest (if and to the extent that, notwithstanding the first sentence of this paragraph (B), any such right, title or interest is determined by a court of law or otherwise to exist) of the Corporation in, to and under all cash and Cash Equivalents from time to time on deposit in the Escrow Account and credited thereto, whether now owned or existing or hereafter acquired or arising (such amounts collectively, the "Escrow Funds").

                  (C) On the date on which no Escrow Funds remain in the Escrow Account in accordance with the terms of the Escrow Agreement, the security interest granted to the Holders described in paragraph (B) above shall automatically terminate.

                  (D) On the Special Offer Purchase Date, the Escrow Agent shall release the Escrow Funds to the Corporation to be applied in accordance with this paragraph (m) and the security interest in the Escrow Funds granted to the Holders shall terminate on and as of such Special Offer Purchase Date.

                  (E) Any amounts remaining in the Escrow Account on the Special Offer Purchase Date after application of the Escrow Funds as specified in paragraph (m)(iii) hereof shall be paid by the Escrow Agent to the Corporation.

                  (iii) Special Offer. (A) If (i) the Gulfstar Transaction is not consummated prior to September 30, 1997 or (ii) the Corporation, at its option, determines in its reasonable judgment that the Gulfstar Transaction cannot be consummated prior to September 30, 1997, then, on September 30, 1997 or such date of determination (the "Special Offer Notice Date"), the Corporation will make an offer to purchase (the "Special Offer") all of the outstanding shares of Exchangeable Preferred Stock for a purchase price of 100% of the liquidation preference thereof, plus, without duplication, accumulated and unpaid dividends to the date of purchase (the "Special Offer Purchase Date").

                  (B) On the Special Offer Notice Date, the Corporation shall mail to each Holder of shares of Exchangeable Preferred Stock at such Holder's registered address a notice stating: (i) that the Gulfstar Transaction has not been consummated prior to September 30, 1997, or cannot be consummated prior to September 30, 1997, as the case may be, and that the Corporation is offering to purchase all of the outstanding shares of Exchangeable Preferred Stock at a purchase price in cash equal to 100% of the liquidation preference thereof, plus, without duplication, accumulated and unpaid dividends to the Special Offer Purchase Date, which shall be a Business Day, specified in such notice, that is not earlier than 30 days nor later than 60 days from the date such notice is mailed, (ii) the amount of accumulated and unpaid dividends on the Exchangeable Preferred Stock as of the Special Offer Purchase Date, (iii) that any share not tendered will continue to accumulate dividends, (iv) that, unless the purchase price for the shares is not paid pursuant to the Special Offer on the Special Offer Purchase Date, any shares accepted for payment pursuant to the Special Offer shall cease to accumulate dividends on and after the Special Offer Purchase Date, (v) the procedures to be followed by a Holder of Exchangeable Preferred Stock in order to accept a Special Offer or to withdraw such acceptance, and (vi) such other information as may be required by this Certificate of Designation and applicable laws and regulations.

                  a. On the Special Offer Purchase Date, the Corporation shall
(i) accept for payment all of the shares of Exchangeable Preferred Stock or such lesser amount as is tendered pursuant to the Special Offer and (ii) deliver or cause to be delivered to the Transfer Agent for cancellation all shares tendered pursuant to the Special Offer and accepted for payment. If the Escrow Funds are insufficient to pay the Special Offer Purchase Price on the Special Offer Purchase Date, then the Corporation shall deposit with the Escrow Agent on or prior to the Special Offer Purchase Date an amount in cash equal to the difference (the "Shortfall Amount"). The Escrow Funds shall, along with any Shortfall Amount, be applied to consummate the Special Offer. The Escrow Agent shall promptly deliver to the paying agent to mail to each Holder of Exchangeable Preferred Stock accepted for payment an amount equal to the purchase price for such shares including any accumulated and unpaid dividends thereon. On and after the Special Offer Purchase Date, dividends will cease to accumulate on the Exchangeable Preferred Stock, unless the purchase price therefor is not paid. The Corporation shall announce the results of the Special Offer to Holders of the Exchangeable Preferred Stock on or as soon as practicable after the Special Offer Purchase Date.

                  b. The Corporation shall comply with the applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act, and all other applicable securities laws and regulations in connection with any Special Offer.

                  (n) Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

                  "Accreted Value" means, as of any date of determination, the sum of (i) the initial offering price of each Note and (ii) the portion of the excess of the principal amount at maturity of each Note over such initial offering price that shall have been amortized through such date, such amount to be so amortized on a daily basis and compounded semi-annually on each February 1 and August 1 at the rate of 12 3/4% per annum from the date of issuance of the Notes through the date of determination; provided, that the Accreted Value of the Notes shall be 100% from February 1, 2002 to maturity of the Notes.

                  "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of the Corporation or at the time it merges or consolidates with the Corporation or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of the Corporation or such acquisition, merger or consolidation.

                  "Acquired Preferred Stock" means Preferred Stock of any Person at the time such Person becomes a Subsidiary of the Corporation or at the time it merges or consolidates with the Corporation or any of its Subsidiaries and not issued by such Person in connection with, or in anticipation or contemplation of, such acquisition, merger or consolidation.

                  "Additional Dividends" shall have the meaning ascribed to it in paragraph (c) hereof.

                  "Affiliate" means a Person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Corporation. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Applicable Premium" means, with respect to a share of the Exchangeable Preferred Stock at any Change of Control Redemption Date, the greater of (i) 1.0% of the liquidation preference of such share and (ii) the excess of (A) the present value at such time of (1) the redemption price of such share at July 1, 2002 (such redemption price being described under paragraph (e)(i)(A) hereof) plus (2) all required dividend payments due on such share through July 1, 2002, computed using a discount rate equal to the Treasury Rate plus 150 basis points over (B) the liquidation preference of such share.

                  "Asset Acquisition" means (i) an Investment by the Corporation or any Subsidiary of the Corporation in any other Person pursuant to which such Person shall become a Subsidiary of the Corporation or shall be consolidated or merged with the Corporation or any Subsidiary of the Corporation or (ii) the acquisition by the Corporation or any Subsidiary of the Corporation of assets of any Person comprising a division or line of business of such Person.

                  "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Corporation or any of its Subsidiaries (excluding any Sale and Leaseback Transaction or any pledge of assets or stock by the Corporation or any of its Subsidiaries) to any Person other than the Corporation or a Wholly Owned Subsidiary of the Corporation of (i) any Capital Stock of any Subsidiary of the Corporation or (ii) any other property or assets of the Corporation or any Subsidiary of the Corporation other than in the ordinary course of business.

                  "Asset Swap" means the execution of a definitive agreement, subject only to FCC approval, if applicable, and other customary closing conditions, that the Corporation in good faith believes will be satisfied, for a substantially concurrent purchase and sale, or exchange, of Productive Assets between the Corporation or any of its Subsidiaries and another Person or group of affiliated Person; provided that any amendment to or waiver of any closing condition that individually or in the aggregate is material to the Asset Swap shall be deemed to be a new Asset Swap.

                  "Board of Directors" shall have the meaning ascribed to it in the first paragraph of this Resolution.

                  "Business Day" means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

                  "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock of such Person and
         (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

                  "Capitalized Lease Obligation" means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as a capital lease obligation under GAAP, and for purposes of this definition, the amount of such obligation at any date shall be the capitalized amount of such obligation at such date, determined in accordance with GAAP.

                  "Capstar Broadcasting" means Capstar Broadcasting Corporation, a Delaware corporation.

                  "Capstar Radio" means Capstar Radio Broadcasting Partners, Inc., a Delaware corporation and a wholly owned subsidiary of the Corporation.

                  "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Corporation or at least P-1 from Moody's Investors Service, Inc.; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $200,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

                  "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group") (whether or not otherwise in compliance with the provisions hereof), other than to Hicks Muse, any of its affiliates (excluding Chancellor Broadcasting Corporation), officers and directors or R. Steven Hicks (the "Permitted Holders"); or (ii) a majority of the Board of Directors shall consist of Persons who are not Continuing Directors; or (iii) the acquisition by any Person or Group (other than the Permitted Holders) of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of the Corporation.

                  "Change of Control Date" shall have the meaning ascribed to it in paragraph (h) hereof.

                  "Change of Control Payment Date" shall have the meaning ascribed to it in paragraph (h) hereof.

                  "Change of Control Offer" shall have the meaning ascribed to it in paragraph (h) hereof.

                  "Change of Control Redemption" shall have the meaning ascribed to it in paragraph (e)(i)(C) hereof.

                  "Change of Control Redemption Price" shall have the meaning ascribed to in paragraph (e)(i)(C) hereof.

                  "Commission" means the Securities and Exchange Commission.

                  "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Corporation or any of its Subsidiaries designed to protect the Corporation or any of its Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Corporation and its Subsidiaries.

                  "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (a) all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary or nonrecurring gains or losses),
         (b) Consolidated Interest Expense and (c) Consolidated Non-Cash Charges, all as determined on a consolidated basis for such Person and its Subsidiaries in conformity with GAAP.

                  "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of (i) the interest expense of such Person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount,
         (b) the net cost under Interest Swap Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptance financing or similar facilities and (e) all accrued interest and (ii) the interest component of Capitalized Lease Obligations paid or accrued by such Person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

                  "Consolidated Net Income" of any Person means, for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom, without duplication, (i) gains and losses from Asset Sales or abandonments or reserves relating thereto and the related tax effects,
         (ii) items classified as extraordinary or nonrecurring gains and losses, and the related tax effects according to GAAP, (iii) the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Subsidiary of such first referred to Person or is merged or consolidated with it or any of its Subsidiaries, (iv) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by contract, operation of law or otherwise, (v) the net income of any Person, other than a Subsidiary, except to the extent of the lesser of (a) dividends or distributions paid to such first referred to Person or its Subsidiary by such Person and (b) the net income of such Person (but in no event less than zero), and the net loss of such Person shall be included only to the extent of the aggregate Investment of the first referred to Person or a consolidated Subsidiary of such Person and (vi) any non-cash expenses attributable to grants or exercises of employee stock options.

                  "Consolidated Non-Cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Subsidiaries (excluding any such charges constituting an extraordinary or nonrecurring item) reducing Consolidated Net Income of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

                  "Continuing Director" means, as of the date of determination, any Person who (i) was a member of the Board of Directors of the Corporation on the Issue Date, (ii) was nominated for election or elected to the Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election or (iii) is a representative of a Permitted Holder.

                  "Credit Facility" means the credit agreement dated February 20, 1997 among the Corporation, Capstar Radio, Bankers Trust Company, as agent, and the lenders parties thereto from time to time, as the same may be amended, supplemented or otherwise modified from time to time, and any renewal, extension, refunding, restructuring, replacement or refinancing thereof (whether with the original agent and lenders or another agent or agents or other lenders and whether provided under the original Credit Facility or any other credit agreement).

                  "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Corporation or any of its Subsidiaries against fluctuations in currency values.

                  "Discount Notes Indenture" means the indenture dated as of February 20, 1997 between the Corporation and U.S. Trust Company of Texas, N.A., under which the Corporation's 12 3/4% Senior Discount Notes due 2009 were issued as in effect on the Issue Date.

                  "Disqualified Capital Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control), in whole or in part, on or prior to the mandatory Redemption Date of the Exchangeable Preferred Stock.

                  "Dividend Payment Date" means January 1 and July 1 of each year.

                  "Dividend Period" means the Initial Dividend Period and, thereafter, each Semi-Annual Dividend Period.

                  "Dividend Record Date" means January 1 and July 1 of each year.

                  "Escrow Account" shall have the meaning ascribed to it in paragraph (m)(ii)(A).

                  "Escrow Agent" shall mean Bankers Trust Company.

                  "Escrow Agreement" means that certain preferred stock escrow agreement dated as of June 17, 1997 among Bankers Trust Company, as escrow agent, and the Corporation.

                  "Escrow Funds" shall have the meaning ascribed to it in paragraph (m)(ii)(B).

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  "Exchange Date" means a date on which shares of Exchangeable Preferred Stock are exchanged by the Corporation for Exchange Debentures.

                  "Exchange Debentures" shall have the meaning ascribed to it in paragraph (g) hereof.

                  "Exchange Notice" shall have the meaning ascribed to it in paragraph (g) hereof.

                  "Exchange Offer" means a registered offer to exchange any and all shares of the Exchangeable Preferred Stock for a like number of shares (with a liquidation preference equal to that of the surrendered shares) of another series of the Corporation's exchangeable preferred stock that has terms identical in all material respects to the Exchangeable Preferred Stock except that (i) the Exchange Preferred Stock shall have been registered pursuant to an effective registration statement under the Securities Act and the certificates therefor shall contain no restrictive legends thereon and (ii) the certificate of designation governing such Exchange Preferred Stock does not need to contain provisions with respect to Additional Dividends, including, without limitation, those contained in paragraph (c)(viii) hereof.

                  "Exchange Offer Registration Statement" means the registration statement filed by the Corporation with the Commission with respect to an Exchange Offer.

                  "Exchange Preferred Stock" means the series of the Corporation's exchangeable preferred stock publicly offered in exchange for the Exchangeable Preferred Stock.

                  "Exchangeable Preferred Stock" shall have the meaning ascribed to it in paragraph (a) hereof.

                  "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any successor thereto.

                  "Financial Monitoring and Oversight Agreements" means, collectively, the Monitoring and Oversight Agreement between the Corporation and Hicks, Muse & Co. Partners, L.P., as in effect on the Issue Date, and the Financial Advisory Agreement between the Corporation and Hicks Muse & Co. Partners L.P., as in effect on the Issue Date.

                  "GAAP" means generally accepted accounting principles as in effect in the United States of America as of the Issue Date.

                  "GulfStar Merger" refers to Capstar Broadcasting's acquisition of GulfStar.

                  "GulfStar Transaction" means the Hicks Muse GulfStar Equity Investment, the GulfStar Merger, the contribution by Capstar Broadcasting of the surviving entity in the GulfStar Merger (throught the Corporation) to Capstar Radio and the contribution (through the Corporation) to Capstar Radio of $48.0 million in cash by Capstar Broadcasting.

                  "Hicks Muse" means Hicks, Muse, Tate & Furst
         Incorporated, a Texas corporation.

                  "Hicks Muse GulfStar Equity Investment" means the purchase by an affiliate of Hicks Muse of certain shares of Capital Stock of Capstar Broadcasting for $75.0 million in cash at or about the time of the consummation of the GulfStar Merger.

                  "Holder" means a holder of shares of Exchangeable Preferred Stock as reflected in the stock books of the Corporation.

                  "Indebtedness" means with respect to any Person, without duplication, any liability of such Person (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or other similar instruments,
         (iii) constituting Capitalized Lease Obligations, (iv) incurred or assumed as the deferred purchase price of property, or pursuant to conditional sale obligations and title retention agreements (but excluding trade accounts payable arising in the ordinary course of business), (v) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) for Indebtedness of others guaranteed by such Person, (vii) for Interest Swap Obligations, Commodity Agreements and Currency Agreements and
         (viii) for Indebtedness of any other Person of the type referred to in clauses (i) through (vii) which is secured by any Lien on any property or asset of such first referred to Person, the amount of such Indebtedness being deemed to be the lesser of the value of such property or asset or the amount of the Indebtedness so secured. The amount of Indebtedness of any Person at any date shall be the outstanding principal amount of all unconditional obligations described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP, and the maximum liability at such date of such Person for any contingent obligations described above.

                  "Indenture" shall have the meaning ascribed to it in paragraph (f)(ii)(E).

                  "Initial Dividend Period" means the dividend period commencing on the Issue Date and ending on January 1, 1998.

                  "Interest Swap Obligations" means the obligations of any Person under any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge or arrangement.

                  "Investment" means (i) any transfer or delivery of cash, stock or other property of value in exchange for

         Indebtedness, stock or other security or ownership interest in any Person by way of loan, advance, capital contribution, guarantee or otherwise and (ii) an investment deemed to have been made by the Corporation at the time any entity which was a Subsidiary of the Corporation ceases to be such a Subsidiary in an amount equal to the value of the loans and advances made, and any remaining ownership interest in, such entity immediately following such entity ceasing to be a Subsidiary of the Corporation. The amount of any non-cash Investment shall be the fair market value of such Investment, as determined conclusively in good faith by management of the Corporation unless the fair market value of such Investment exceeds $2,000,000, in which case the fair market value shall be determined conclusively in good faith by the Board of Directors at the time such Investment is made.

                  "Issue Date" means the date of original issuance of the Exchangeable Preferred Stock.

                  "Junior Stock" shall have the meaning ascribed to it in paragraph (b) hereof.

                  "Leverage Ratio" shall mean the ratio of (i) the aggregate outstanding amount of Indebtedness of the Corporation and its Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP (subject to the terms described in the next paragraph) plus the aggregate liquidation preference of all outstanding Preferred Stock of the Corporation's Subsidiaries (except Preferred Stock issued to the Corporation or a Wholly Owned Subsidiary of the Corporation) on such date less the Accreted Value of the Notes on such date to (ii) the Consolidated EBITDA of the Corporation for the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of determination.

                  For purposes of this definition, (i) the amount of Indebtedness that is issued at a discount shall be deemed to be the accreted value of such Indebtedness at the end of the Four Quarter Period, whether or not such amount is the amount then reflected on a balance sheet prepared in accordance with GAAP, and (ii) the aggregate outstanding principal amount of Indebtedness of the Corporation and its Subsidiaries and the aggregate liquidation preference of all outstanding Preferred Stock of the Corporation's Subsidiaries for which such calculation is made shall be determined on a pro forma basis as if the Indebtedness and Preferred Stock giving rise to the need to perform such calculation had been incurred and issued and the proceeds therefrom had been applied, and all other transactions in respect of which such Indebtedness is being incurred or Preferred Stock is being issued had occurred, on the last day of the Four Quarter Period. In addition to the foregoing, for purposes of this definition, "Consolidated EBITDA" shall be calculated on a pro forma basis after giving effect to (i) the incurrence of the Indebtedness of such Person and its Subsidiaries and the issuance of the Preferred Stock of such Subsidiaries (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence (and the application of the proceeds therefrom) or repayment of other Indebtedness, other than the incurrence or repayment of Indebtedness pursuant to working capital facilities, at any time subsequent to the beginning of the Four Quarter period and on or prior to the date of determination, as if such incurrence or issuance (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Four Quarter Period, (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person that becomes a Subsidiary as a result of such Asset Acquisition) incurring, assuming or otherwise becoming liable for Indebtedness or such Person's Subsidiaries issuing Preferred Stock) at any time on or subsequent to the first day of the Four Quarter Period and on or prior to the date of determination, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness and the issuance of such Preferred Stock and also including any Consolidated EBITDA associated with such Asset Acquisition) occurred on the first day of the Four Quarter Period and
         (iii) cost savings resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation practices, consolidation of property, casualty and other insurance coverage and policies, standardization of sales representation commissions and other contract rates, and reductions in taxes other than income taxes (collectively, "Cost Savings Measures"), which cost savings the Corporation reasonably believes in good faith would have been achieved during the Four Quarter Period as a result of such Asset Acquisitions (regardless of whether such cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the Commission or any other regulation or policy of the Commission), provided that both (A) such cost savings and Cost Savings Measures were identified and such cost savings were quantified in an Officers' Certificate delivered to the Trustee at the time of the consummation of the Asset Acquisition and such Officers' Certificate delivered to the Trustee at the time of the consummation of the Asset Acquisition and such Officers' Certificate states that such officer believes in good faith that actions will be commenced or initiated within 90 days of such Asset Acquisition to effect such Cost Savings Measures and (B) with respect to each Asset Acquisition completed prior to the 90th day preceding such date of determination, actions were commenced or initiated by the Corporation within 90 days of such Asset Acquisition to effect the Cost Savings Measures identified in such officer's certificate (regardless, however, of whether the corresponding cost savings have been achieved). Furthermore, in calculating "Consolidated Interest Expense" for purposes of the calculation of "Consolidated EBITDA" (i) interest on Indebtedness determined on a fluctuating basis as of the date of determination (including Indebtedness actually incurred on the date of the transaction giving rise to the need to calculate the Leverage Ratio) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness as in effect on the date of determination and (ii) notwithstanding (i) above, interest determined on a fluctuating basis, to the extent such interest is covered by Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

                  "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

                  "Major Asset Sale" means an Asset Sale or series of related Asset Sales involving assets with a fair market value in excess of $25,000,000.

                  "Mandatory Redemption Price" shall have the meaning ascribed to it in paragraph (e) hereof.

                  "Notes" means the Corporation's $277,000,000 aggregate principal amount at maturity 12 3/4% Senior Discount Notes due 2009.

                  "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, or otherwise relating to, any Indebtedness.

                  "Officers' Certificate" means a certificate signed by two officers or by an officer and either an Assistant Treasurer or an Assistant Secretary of the Corporation which certificate shall include a statement that, in the opinion of such signers all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. In addition, such certificate shall include (i) a statement that the signatories have read the relevant covenant or condition, (ii) a brief statement of the nature and scope of such examination or investigation upon which the statements are based, (iii) a statement that, in the opinion of such signatories, they have made such examination or investigation as is reasonably necessary to express an informed opinion and (iv) a statement as to whether or not, in the opinion of the signatories, such relevant conditions or covenants have been complied with.

                  "Opinion of Counsel" means an opinion of counsel that, in such counsel's opinion, all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. Such opinion shall also include the statements called for in the second sentence under "Officers' Certificate".

                  "Optional Redemption Price" shall have the meaning ascribed to it in paragraph (e)(i) hereof.

                  "Parity Stock" shall have the meaning ascribed to it in paragraph (b) hereof.

                  "Permitted Holders" shall have the meaning set forth in the definition of "Change of Control."

                  "Permitted Indebtedness" means, without duplication, (i) Indebtedness outstanding on the Issue Date; (ii) Indebtedness of the Corporation or a Subsidiary incurred pursuant to the Credit Facility in an aggregate principal amount at any time outstanding not to exceed $150,000,000, (iii) Indebtedness evidenced by or arising under the Notes and the Notes Indenture; (iv) Interest Swap Obligations; provided that such Interest Swap Obligations are entered into to protect the Corporation from fluctuations in interest rates of its Indebtedness; (v) additional Indebtedness of the Corporation or any of its Subsidiaries not to exceed $20,000,000 in principal amount outstanding at any time (which amount may, but need not, be incurred under the Credit Facility); (vi) Refinancing Indebtedness; (vii) Indebtedness owed by the Corporation to any Wholly Owned Subsidiary of the Corporation or by any Subsidiary of the Corporation to the Corporation or any Wholly Owned Subsidiary of the Corporation; (viii) guarantees by Subsidiaries of any Indebtedness permitted to be incurred pursuant to the Indenture; (ix) Indebtedness in respect of performance bonds, bankers' acceptances and surety or appeal bonds provided by the Corporation or any of its Subsidiaries to their customers in the ordinary course of their business; (x) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Corporation or any of its Subsidiaries pursuant to such agreements, in each case incurred in connection with the disposition of any business assets or Subsidiaries of the Corporation (other than guarantees of Indebtedness or other obligations incurred by any Person acquiring all or any portion of such business assets or Subsidiaries of the Corporation for the purpose of financing such acquisition) in a principal amount not to exceed the gross proceeds actually received by the Corporation or any of its Subsidiaries in connection with such disposition; provided, however, that the principal amount of any Indebtedness incurred pursuant to this clause (x), when taken together with all Indebtedness incurred pursuant to this clause (x) and then outstanding, shall not exceed $15,000,000; and (xi) Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in a related business or incurred to refinance any such purchase price or cost of construction or improvement, in each case incurred no later than 365 days after the date of such acquisition or the date of completion of such construction or improvement; provided, however, that the principal amount of any Indebtedness incurred pursuant to this clause (x) shall not exceed $6,000,000 at any time outstanding.

                  "Permitted Investments" means (i) Investments by the Corporation or any Subsidiary of the Corporation to acquire the stock or assets of any Person (or Acquired Indebtedness or Acquired Preferred Stock acquired in connection with a transaction in which such Person becomes a Subsidiary of the Corporation) engaged in the broadcast business or businesses reasonably related thereto; provided that if any such Investment or series of related Investments involves an

         Investment by the Corporation in excess of $5,000,000, the Corporation is able, at the time of such investment and immediately after giving effect thereto, to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with paragraph
         (l)(i) hereof, (ii) Investments received by the Corporation or its Subsidiaries as consideration for a sale of assets, (iii) Investments by the Corporation or any Wholly Owned Subsidiary of the Corporation in any Wholly Owned Subsidiary of the Corporation (whether existing on the Issue Date or created thereafter) or any Person that after such Investments, and as a result thereof, becomes a Wholly Owned Subsidiary of the Corporation and Investments in the Corporation by any Wholly Owned Subsidiary of the Corporation, (iv) cash and Cash Equivalents, (v) Investments in securities of trade creditors, wholesalers or customers received pursuant to any plan of reorganization or similar arrangement, (vi) loans or advances to employees of the Corporation or any Subsidiary thereof for purposes of purchasing the Capital Stock of the Corporation, Capstar Broadcasting or any corporation that, directly or indirectly, owns all of the common stock of Capstar Broadcasting and other loans and advances to employees made in the ordinary course of business consistent with past practices of the Corporation or such Subsidiary, and (vii) additional Investments in an aggregate amount not to exceed $2,000,000 at any time outstanding.

                  "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

                  "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

                  "Productive Assets" means assets of a kind used or usable by the Corporation and its Subsidiaries in broadcast businesses or businesses reasonably related thereto, and specifically includes assets acquired through Asset Acquisitions.

                  "pro forma" means, unless otherwise provided herein, with respect to any calculation made or required to be made pursuant hereto, a calculation in accordance with Article II of Regulation S-X under the Securities Act.

                  "Public Equity Offering" means an underwritten public offering of Capital Stock (other than Disqualified Capital Stock) of the Corporation, Capstar Broadcasting or any corporation that, directly or indirectly, owns all of the common stock of Capstar Broadcasting, pursuant to an effective registration statement filed with the Commission in accordance with the Securities Act; provided, however, that, in the case of a Public Equity Offering by Capstar Broadcasting or any such other corporation, Capstar Broadcasting or such corporation contributes to the capital of the Corporation net cash proceeds in an amount sufficient to redeem the Exchangeable Preferred Stock called for redemption in accordance with the terms hereof.

                  "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

                  "Redemption Date", with respect to any shares of Exchangeable Preferred Stock, means the date on which such shares of Exchangeable Preferred Stock are redeemed by the Corporation.

                  "Redemption Notice" shall have the meaning ascribed to it in paragraph (e) hereof.

                  "Refinancing Indebtedness" means any refinancing by the Corporation of Indebtedness of the Corporation or any of its Subsidiaries incurred in accordance with paragraph (l)(i) hereof (other than pursuant to clause (iii) or (iv) of the definition of Permitted Indebtedness) that does not (i) result in an increase in the aggregate principal amount of Indebtedness (such principal amount to include, for purposes of this definition, any premiums, penalties or accrued interest paid with the proceeds of the Refinancing Indebtedness) of such Person or (ii) create Indebtedness with (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being refinanced or (b) a final maturity earlier than the final maturity of the Indebtedness being refinanced.

                  "Registration Rights Agreement" means the Registration Rights Agreement dated June 17, 1997 among the Corporation,
         BT Securities Corporation and Credit Suisse First Boston
         Corporation.

                  "Restricted Payment" means (i) the declaration or payment of any dividend or the making of any other distribution (other than dividends or distributions payable in Qualified Capital Stock) on shares of Junior Stock, (ii) any purchase, redemption, retirement or other acquisition for value of any Junior Stock, or any warrants, rights or options to acquire shares of Junior Stock, other than through the exchange of such Junior Stock or any warrants, rights or options to acquire shares of any class of such Junior Stock for Qualified Capital Stock or warrants, rights or options to acquire Qualified Capital Stock or (iii) the making of any Investment (other than a Permitted Investment).

                  "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Corporation or a Subsidiary of any property, whether owned by the Corporation or any Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Corporation or such Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

                  "Securities Act" means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

                  "Semi-Annual Dividend Period" shall mean the semi-annual period commencing on each January 1 and July 1 and ending on the next succeeding Dividend Payment Date, respectively.

                  "Senior Stock" shall have the meaning ascribed to it in paragraph (b) hereof.

                  "Shelf Registration Statement" means a registration statement filed by the Corporation with the Commission for an offering to be made on a continuous basis pursuant to rule 415 promulgated under the Securities Act covering all of the Exchangeable Preferred Stock.

                  "Shortfall Amount" shall have the meaning ascribed to it in paragraph (m)(iii)(B).

                  "Significant Subsidiary" means for any Person each Subsidiary of such Person which (i) for the most recent fiscal year of such Person accounted for more than 5% of the consolidated net income of such Person or (ii) as at the end of such fiscal year, was the owner of more than 5% of the consolidated assets of such Person.

                  "Special Offer" shall have the meaning ascribed to it in paragraph (m)(iii)(A).

                  "Special Offer Notice Date" shall have the meaning ascribed to it in paragraph (m)(iii)(A).

                  "Special Offer Purchase Date" shall have the meaning ascribed to it in paragraph (m)(iii)(A).

                  "Subsidiary," with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person. Notwithstanding anything contained herein to the contrary, all references to the Corporation and its consolidated Subsidiaries or to financial information prepared on a consolidated basis in accordance with GAAP shall be deemed to include the Corporation and its Subsidiaries as to which financial statements are prepared on a consolidated basis in accordance with GAAP and to financial information prepared on such a consolidated basis. Notwithstanding anything herein to the contrary, an Unrestricted Subsidiary shall not be deemed to be a Subsidiary for purposes hereof.

                  "Transfer Agent" shall mean Harris Trust and Savings
         Bank.

                  "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the Change of Control Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the Change of Control Redemption Date to July 1, 2002; provided, however, that if the period from the Change of Control Redemption Date to July 1, 2002 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given except that if the period from the Change of Control Redemption Date to July 1, 2002 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

                  "Trustee" means U.S. Trust Corporation of Texas, N.A., as trustee under the Discount Notes Indenture.

                  "Unrestricted Subsidiary" means a Subsidiary of the Corporation created after the Issue Date and so designated by a resolution adopted by the Board of Directors, provided that (a) neither the Corporation nor any of its other Subsidiaries (other than Unrestricted Subsidiaries) (1) provides any credit support for any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (2) is directly or indirectly liable for any Indebtedness of such Subsidiary and (b) at the time of designation of such Subsidiary, such Subsidiary has no property or assets (other than de minimis assets resulting from the initial capitalization of such Subsidiary). The Board of Directors may designate any Unrestricted Subsidiary to be a Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Corporation could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with paragraph (1)(i) hereof and (y) no Voting Rights Triggering Event shall have occurred or be continuing. Any designation pursuant to this definition by the Board of Directors shall be evidenced to the Trustee by the filing with the Trustee of a certified copy of the resolution of the Corporation's Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

                  "Voting Rights Triggering Event" shall have the meaning ascribed to it in paragraph (f)(iv) hereof.

                  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing
         (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the total of the product obtained by multiplying
         (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

                  "Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than directors' qualifying shares) which normally have the right to vote in the election of directors are owned by such Person.

                  IN WITNESS WHEREOF, said Capstar Broadcasting Partners, Inc. has caused this Certificate to be signed by Kathy Archer, its Vice President, this 17th day of June, 1997.


                                        CAPSTAR BROADCASTING PARTNERS, INC.


                                        By:   /s/ KATHY ARCHER
                                            -----------------------------------
                                            Name:  Kathy Archer
                                            Title: Vice President